Exhibit 4.1

DESCRIPTION OF SECURITIES

General

As of December 31, 2021, our authorized capital stock consisted of 250,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

In December 2021, a Certificate of Amendment to our Company’s Amended and Restated Certificate of Incorporation, dated July 30, 2020 (the “Certificate of Incorporation”) setting forth an amendment to increase the number of shares of Common Stock from 200,000,000 to 250,000,000 (the “Share Increase Proposal”) was filed with the Secretary of State of the State of Delaware. To date, none of these newly authorized shares has actually been issued. Three purported beneficial owners of Common Stock subsequently expressed concerns about a statement in our proxy statement related to the Share Increase Proposal, specifically questioning, in light of the proxy statement, the ability of brokerage firms and other custodians to vote shares of Common Stock held by them for the benefit of their customers in the absence of instructions from the beneficial owners. Based on an examination of the situation performed following receipt of these demands, we believe that the vote at the annual meeting was properly tabulated and that the proposed amendment was properly adopted in accordance with Delaware law. In light of the demands, however, and to ensure against any future question as to the validity of these newly authorized shares, we have elected to seek validation of its Certificate of Amendment through a Petition to the Court of Chancery of the State of Delaware (the “Court of Chancery”) pursuant to Section 205 of the Delaware General Corporation Law (the “205 Petition”). The action, styled In re 1847 Goedeker Inc., C.A. 2022-0219-SG, seeks entry by the Court of Chancery of an order validating and declaring effective the Certificate of Amendment, and validating the additional shares authorized under the Share Increase Proposal. Please see “Item 3 Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for further discussion of this matter.

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our bylaws, which are filed as exabits to this annual report.

As of December 31, 2021, there were 106,387,332 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

Voting Rights. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our Certificate of Incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Stock

Our Certificate of Incorporation authorizes our board to issue up to 20,000,000 shares of Preferred Stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

Representative’s Warrants

On August 4, 2020, the Company issued warrants for the purchase of 55,560 shares of Common Stock to affiliates of the representative in its initial public offering. These warrants are exercisable at any time and from time to time, in whole or in part, beginning on January 26, 2021 until July 30, 2025, at an exercise price of $11.25 per share (subject to customary adjustments), and may also be exercised on a cashless basis if, at any time during the term of the warrants, the issuance of common stock upon exercise of the warrants is not covered by an effective registration statement.

Private Placement Warrants

On March 19, 2021, the Company issued four-year warrants to purchase an aggregate of 400,000 shares of Common Stock to two investors. These warrants are exercisable at any time and from time to time, in whole or in part, at an exercise price of $12.00 per share (subject to customary adjustments) and may also be exercised on a cashless basis if, at any time during the term of the warrants, the issuance of Common Stock upon exercise of the warrants is not covered by an effective registration statement. Holders of these warrants do not have the right to exercise any warrants to the extent that, after giving effect to the exercise of the warrant, the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own over 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the warrant. The holder may, upon not less than 61 days prior notice to us, increase or decrease such limitation, provided that such limitation in no event exceeds 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the warrant. Additionally, the holders of the private placement warrants were granted piggy-back registration rights with respect to the shares issuable upon exercise of the warrants.

Public Warrants

On June 2, 2021, the Company issued warrants to purchase 93,111,111 shares of Common Stock in a public offering. These warrants are exercisable immediately and expire five years from the date of issuance. The warrants have an exercise price of $2.25 per share, subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s Common Stock or upon any distributions of assets, including cash, stock or other property to stockholders, and may also be exercised on a cashless basis if, at any time during the term of the warrants, the issuance of Common Stock upon exercise of the warrants is not covered by an effective registration statement. Holders of the public warrants will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to the Company. The public warrants are traded on NYSE American under the symbol GOED WS.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the warrant.

Anti-takeover Effects of Delaware Law and Charter Provisions

We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which prohibits a publicly-held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Our Certificate of Incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

Our Certificate of Incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

Our bylaws permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our bylaws provide that no member of our board of directors may be removed from office by our stockholders without cause and, in addition to any other vote required by law, upon the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Furthermore, neither the holders of our Common Stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Renunciation of Business Opportunity Doctrine

Our Certificate of Incorporation provides that we renounce, to the fullest extent permitted by law, any interest or expectancy in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any of our directors who is not an employee of ours, or (ii) any holder of preferred stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is our employee (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as our director.

Stock Exchange Listing

Our Common Stock and public warrants are traded on the NYSE American under the symbols “GOED” and “GOED WS,” respectively.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone (800) 937-5449 is the transfer agent for our Common Stock and warrant agent for our warrants.

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